Exhibit 10.13

PROVISION OF SERVICES AGREEMENT

Prepared and signed on the 16th day of November, 2014.

BETWEEN

L. & S. LIGHT & STRONG LIMITED

PRIVATE CO. NO. 514030471

Of Ha’Adom Street, Kanot Industrial Park, PO Box 7042

Gadera 707000

(Hereinafter: “Company”)

Of the one part;

AND

Ofer Amir, ID No. 59297770

By Mr. Ofer Amir or a corporation under his control

Of Hazorea 44, Kfar Shmaryahu

(Hereinafter: “Services Provider”)

Of the other part;

WHEREAS	and the Company is a private company, which was incorporate in Israel and which specialises in the manufacture of products from complex materials;
AND WHEREAS	and the Company wishes to engage the Services Provider as a director in the Company in a manner and under the terms detailed hereunder in this Agreement;
AND WHEREAS	and the Services Provider wishes to provide the Company with services as an active director, as detailed hereunder in this Agreement;
AND WHEREAS	and in accordance with the Companies Law, 5759-1999 (hereinafter: Companies Law”), the consideration for the services that will be paid to the Services Provider by the Company is subject to the competent organs of the Company: the Company’s board of directors and the general meeting of the Company’s shareholders, which, as of the date of the signing of this Agreement, have not yet been received;
AND WHEREAS	and the parties wish to regulate and set in writing their relationship, all as set forth in this Agreement below;

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NOW, THEREFORE, the parties agree, condition and stipulate as follows:

1.	PREAMBLE

1.1.	The Preamble to this Agreement and the declarations of the parties constitute an inseparable part thereof.

1.2.	The section headings are for convenience only and they are not to be used for the interpretation or clarification of this Agreement.

1.3.	The Annexes to this Agreement constitute an inseparable part of this Agreement and the provisions thereof. In the event of a contradiction, the provisions of the Annexes shall prevail over the Agreement.

2.	THE ENGAGEMENT

2.1.	The Services Provider shall render to the Company, as part of the engagement which is the subject of this Agreement, his services as an active director in the Company (hereinafter: “Services”).

2.2.	During the term of the engagement (as defined in Section 4.1 below), the Services Provider shall invest of his time and energy in the performance of his position as an active director in the Company to a services extent equivalent to the extent of 50% of a [full time] position.

2.3.	The Services Provider undertakes to conscientiously and faithfully perform his position in the Company, and to invest of his time and energy and experience and knowledge in the performance of his role and in promoting the Company’s business, subject to the Company’s policies, as they shall be from time to time, and in accordance with the instructions that shall be given to him by the Company, according to that which has been agreed as part of this Agreement. In addition, the Services Provider shall not engage in other activities in a manner that will prevent him from performing his undertakings under this Agreement.

3.	SUPERVISION BY THE COMPANY

The Services will be provided by the Services Provider to the Company, and the Services Provider, in his role, will be directly subject to the Company’s board of directors.

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4.	THE TERM OF THE ENGAGEMENT

4.1.	The term of the engagement in accordance with this Agreement shall begin on November 1, 2014 and shall continue for as long as neither of the parties notifies of their intention to terminate the contract (hereinafter: “Engagement Term”).

4.2.	Notwithstanding the provision of Section 4.1 above, any of the parties to the Agreement is entitled to terminate the Engagement Term under this Agreement, for any reason whatsoever, provided that they have given written notice three months in advance to the other party, and this will not be considered as a breach of contract (hereinafter: “Advance Notice” and “Advance Notice Period”, respectively).

4.3.	In any case where one party announces the termination of the Agreement as provided in Section 4.2 above, the Services Provider will continue to provide services under this Agreement until the end of the Advance Notice Period, provided that the Services Provider will be paid the full consideration in respect of the Advance Notice Period or the outstanding Advance Notice Period, as applicable. Upon the termination of the contract between the Company and the Services Provider, the Services Provider undertakes to do all it can to help the Company perform an orderly transition of the role to whomever is so appointed by the Company.

4.4.	Notwithstanding the provision of Section 4.2, the parties agree that the Company may terminate the contract with the Services Provider immediately, without notice, in each of the following events:

4.4.1.	The Services Provider violate s fundamental breach its obligations under this Agreement.

4.4.2.	The Services Provider is charged with committing a criminal offense involving moral turpitude.

4.4.3.	The Services Provider commences bankruptcy proceedings.

4.4.4.	The Services Provider dies and/or loses legal capacity and/or loses the ability to work for a period exceeding 45 days.

4.5.	Should the work of the Services Provider end or terminate for any reason, including, but not limited to, in accordance with the matters aforementioned in this Section, the Services Provider undertakes to return to the Company, to the place where the Company shall instruct him, immediately and without any delay, any written and/or printed and/or recorded and/or typed material and/or any other information in his possession.

4.6.	The Services Provider also undertakes to return to the Company any equipment and/or property belonging to the Company and which is in his possession, in good working order as it was given to the Services Provider, except for any natural depreciation and amortization in respect of reasonable use of the property.

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5.	COMPENSATION AND BENEFITS

5.1.	In consideration for the performance of all of the Services Provider's obligations under this Agreement, the Company will pay the Services Provider total consideration of NIS 19,000 (nineteen thousand NIS) plus VAT as per the law, for each calendar month of work, from the start of the engagement, as stated in Section 4.1 above, and this as against a tax invoice that shall be issued by the Services Provider to the Company (hereinafter: “Monthly Compensation”).

5.2.	The parties agree that the dates for payment of the consideration will be up to the 10th day of each calendar month in respect of the previous month, provided that the Services Provider has issued the Company a tax invoice, as per the law.

5.3.	It is hereby agreed and clarified beyond any doubt that in return for the provision of services by the Services Provider to the Company, the Services Provider shall not be entitled to any payment, conditions, benefits or rights, except as explicitly stated in this Agreement.

5.4.	Notwithstanding the provision of Section 5.3 above, in addition to the Monthly Consideration, the Services Provider shall be entitled to reimbursement of expenses and/or fees, the payment of which were required as part of the provision of the Services by him to the Company, and this subject to the production of a tax invoice and/or receipt and their approval by the management of the Company, including and up to the amount of NIS 3,000 and this against submission of invoices.

6.	UNDERTAKINGS OF THE SERVICES PROVIDER

6.1.	Without derogating from the other provisions of this Agreement, the Services Provider undertakes, confirms and declares as follows:

6.1.1.	That he has the skills necessary for the discharge of his duties as part of the Services Provider's services.

6.1.2.	That he will be entitled to provide services as a contractor to all whom it may concern throughout the term of this Agreement, provided that this shall not affect the performance of his obligations under this Agreement.

6.1.3.	That he will refuse to receive and shall not accept any payment and/or other benefit from any third party with a direct or indirect connection with the services of the Services Provider which he renders for the company, including from customers and/or suppliers of the Company.

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6.1.4.	That he will provide the services of the Services Provider to the Company with maximum discretion, dedication and loyalty, using his full experience and knowledge for the benefit of the Company and for its advancement and through avoidance of conflicts of interest.

6.1.5.	That he will notify the Company, immediately and without delay, of any interest and/or subject in which he has a personal interest and/or that may create a conflict of interest vis-à-vis the provision of the Services to the Company.

6.1.6.	That he will act in accordance with any law and legislation relating to the services mentioned in this Agreement.

6.1.7.	That, to the best of his knowledge, he has no restriction that prevents him from providing the Services to the Company under this Agreement.

6.1.8.	That he and/or the Services-Providing Worker have no criminal history and/or criminal record with the Israel Police and, to the best of his knowledge, there is no reason that any claim and/or case and/or police investigation, or otherwise, will be submitted/opened/managed against him.

6.2.	The parties agree that the rights and undertakings of the Services Provider under this Agreement are personal rights and the Services Provider will not be entitled to sell and/or transfer and/or assign and/or convert, etc., the rights and undertakings under this Agreement and/or any part thereof, either directly or indirectly, and in any form, to another and/or others, for or without remuneration and/or in any other form, unless agreed otherwise and in writing in advance by the Company, subject to the provisions of any law, including the convention of a meeting of the shareholders of the Company, should this be necessary by law.

6.3.	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

7.	CONFLICTING CLAIM

7.1.	The Services Provider hereby declares that it is clear to him and that he agrees that the consideration set forth in Section 5 above is based on his declarations herein this Section, the representation he made to the Company and the basic premise of the Agreement, that there is no employer-employee relationship, and neither is one ongoing, between him and the Company.

7.2.	The Services Provider hereby declares that, as part of the provision of the Services by him pursuant to this Agreement, there is no and neither shall there be any employer-employee relationship in existence, in any form and in any way, between him and the Company.

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7.3.	It is fundamentally agreed, in a manner which permeates rights down to the root of the agreements that form the subject matter of this Agreement, that the Monthly Compensation stipulated in Section 5 of this Agreement was determined in consideration of the fact that the Services Provider is an independent contractor and not an "employee of a Company", and based on his declarations in Sections 7 and 8 hereunder, the representation he made to the Company and the basic premise of the Agreement, that there is no employer-employee relationship, and neither is one ongoing, between him and the Company. Therefore, it is agreed that the Company will not, in respect of the engagement or termination of engagement of the Services Provider, including termination of the provision of the Services to the Company by the Services Provider in his capacity as a director in the Company, all other costs, including any social benefits (including annual leave, vacation pay, national insurance, severance pay, education fund, holiday pay, reservist duty, maternity leave, car expenses, etc.) such that the said Monthly Compensation is the full, inclusive and only cost to be borne by the Company in all matters concerning the services provided by the Services Provider, that are rendered by him to the Company under this Agreement as an independent contractor.

7.4.	The Services Provider hereby undertakes to indemnify the Company for any claim of any kind whatsoever, that shall be filed against the Company, the grounds of which concern the question of the existence of an employer-employee relationship and between the Services Provider or any employees of the private company, whether the claim is submitted by the Services Provider and/or by an employee of his and/or by his successor and/or legal heir or by any third party.

7.5.	Therefore, the Services Provider agrees that in any event in which he claims and/or demands, in any way, rights from the Company that arise out of the existence of an employer-employee relationship and/or if it is determined by a court of law and/or any other entity that an employer-employee relationship exists between him and the Company, notwithstanding the provisions of this Agreement, the determinable wage as an employee of the Services Provider shall be calculated on a basis of an amount equal to 70% of the consideration specified in Section 5 above, and the consideration shall be considered as though having been agreed in the first place, and the Services Provider shall reimburse the Company the difference, in the rate of 30% of the consideration plus linkage differentials and interest by law, from the date of payment of any consideration to the actual payment.

The matters stated in this section shall be applicable, whether a claim is raised regarding the existence of an employer-employee relationship in any way and/or if a claim is filed against the Company and/or any company to which the Company is affiliated, by the Services Provider, or whether it will be raised by an employee of the Services Provider and/or his successors and/or his estate and/or his heirs and/or other third party associated with it, and in this respect the Services Provider and/or his estate will be considered as obligated to make the abovementioned restitution, prior to the making of any payment to the Services Provider and/or his estate and/or successors.

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7.6.	The above does not derogate from any relief and/or other remedy available to the Company under this Agreement and/or by law.

7.7.	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

8.	THE STATUS OF THE SERVICES PROVIDER

8.1.	Without derogating from the other provisions of this Agreement, it is agreed by the parties that the Services Provider serves as an independent contractor for all intents and purposes and that there is no and neither shall there be, in any way, an employer-employee relationship between him and the Company.

8.2.	The parties agree that the Services Provider shall be solely responsible for his relationship with the tax authorities, including with respect to income tax, national insurance and VAT.

8.3.	The parties agree that the Services Provider shall himself pay all the taxes and/or fees and/or governmental payments and/or other payments regarding the management of his business and, inter alia, concerning payment of income tax, value added tax, national insurance fees, employers’ tax, and so on.

8.4.	It is hereby agreed and clarified that the Services Provider is an independent contractor for the performance of all of his undertakings under this Agreement, and that the contract with him as an independent contractor was made in accordance with his express request. It is further clarified that the Services Provider shall not be considered as an employee of the Company for any purpose whatsoever, and that there shall not be an employer-employee relationship between him and the Company.

8.5.	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

9.	CONDITIONS PRECEDENT

In accordance with the provisions of the Companies Law, the entry into force of this Agreement, including the payment of the Monthly Compensation, are conditioned on the approval of the following organs: (a) approval of the Company’s board of directors, which was given by it on November 16, 2014; and (b) approval of the general meeting of the Company’s shareholders (as of the date of the signing of the Agreement, the Company has summoned an ordinary and special general meeting, that shall convene on December 1, 2014).

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10.	CONFIDENTIALITY, NON-COMPETITION AND CONFLICT OF INTEREST

The Services Provider undertakes to sign on an undertaking that includes provisions relating to confidentiality and non-competition, attached herewith as Annex A to this Agreement and, furthermore, shall undertake to the Company that:

10.1.	The Services Provider undertakes to keep strictly confidential any data and/or document and/or knowledge and/or information related to the provision of services to the Company and/or the Company's business activities. The Services Provider is aware that all such information, which is not in the public domain, constitutes property belonging to the Company. The aforementioned does not apply to information in the public domain, provided that it did not come into the public domain as a result of an act or omission by the Services Provider and/or his representative. The above does not derogate from the authority of the Services Provider to use the information, including to hand it to third parties, within and for the discharge of his duties as CEO of the Company and performance of his role in it and to the extent that the matter is required [sic].

The provisions of this section shall be applicable and shall bind the Services Provider without time limitation (even after the termination or cancellation of this Agreement for any reason whatsoever), however they shall not apply or stop to apply, as appropriate, with regard to said knowledge or information that is in the public domain on the date of the entry into force of this Agreement or that will become part of the public domain thereafter not due to an action or omission of the Services Provider.

10.2.	The Services Provider undertakes not to be in conflict of interest with his various businesses and the service provided by him to the Company. In any event giving rise to a risk of a conflict of interests, the Services Provider undertakes to notify the Company in advance and to obtain its approval in writing for the action, as described above.

10.3.	In the course of the Agreement term and for an additional period of 12 months after its date of termination (for any reason whatsoever that shall cause the termination of the Agreement), the Services Provider shall not engage in and shall not provide services, whether directly or indirectly, including through a corporation in which he has economic interests, in activities that compete with the Company’s operations and within the Company’s fields of business.

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10.4.	For the avoidance of doubt it is clarified that, thereafter the period of 12 months, as stated in Section 10.3 above, the fact shall not considered as though derogating from the undertaking of confidentiality, as aforementioned and in Annex A, which shall continue to exist and remain valid throughout the course of the period stated in Section 10.1 above.

10.5.	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

11.	PROPERTY

11.1.	Plans, opinions, ideas, trademarks, patents and intellectual property rights, etc., that will be developed and/or prepared by the Services Provider for the Company and/or its customers, will, at all times, be the sole and exclusive property of the Company and the Services Provider will not be entitled to any payment and/or remuneration and/or compensation in respect of any of these.

11.2.	Without derogating from the other undertakings of the Services Provider, the Services Provider hereby undertakes to provide to the Company all the documentation in his possession concerning the provision of the services of the Services Provider by him to the Company, including, but not limited to, the original plans, the original software and all documents, information, databases, annotations and other information, whether written, whether in digital and/or analog or oral form or in any other way under the provisions of this Agreement, whenever he shall be so requested and immediately upon being requested.

11.3.	The Company may at any time, at its sole and absolute discretion, use the material and/or any information, document, software, database, etc., or other information provided by the Services Provider and the Company may publish and/or provide materials, in whole or in part, to whomever it considers fit, at its sole discretion, in any way, and all this without obtaining any consent from the Services Provider.

11.4.	Any notice, document, object, information, etc., which, in view of their nature, are not common property, that are obtained by the Services Provider due to and/or in connection with the provision of the Services Provider’s services, the Services Provider undertakes not to issue and/or transfer and/or disclose them to any third party and/or the public domain, including any part thereof and/or any right in accordance therewith and/or any benefit whatsoever.

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12.	PROFESSIONAL LIABILITY AND CLAIMS

12.1.	The Services Provider undertakes, by way of a fundamental undertaking the permeates to the root of this Agreement, to notify the Company in writing immediately upon the occurrence of an event which can be considered as an event that carries the risk that, thereafter, a claim shall be filed against the Services Provider and/or the Company in respect of negligence and/or an omission and/or an act as part of the provision of the Services to the Company.

12.2.	In addition, the Services Provider undertakes to notify the Company in writing of any claim and/or demand and/or letter and/or complaint filed against him concerning his engagement as a provider of services, immediately and without delay. In his said notice, the Services Provider shall specify all the details of the case and will provide the Company with the relevant documents, all in order that the Company can consider the continued provision of the Services Provider's services by the Services Provider to the Company, in view of the case.

13.	MISCELLANEOUS

13.1.	This Agreement consolidates all which has been agreed between the Services Provider and the Company. Upon the signing of this Agreement, all agreements, understandings and letters of commitment exchanged between the parties prior to the signing thereof, if any do exist, shall be null and void.

13.2.	Each party shall bear its own expenses in respect of preparation of this Agreement.

13.3.	The provisions of the agreements and arrangements that apply to the Company’s employees and the working conditions of the Company’s employees, as well as the conditions applicable to other contractors working in the Company (if any), shall not apply to the relationship between the Company and the Services Provider.

13.4.	It is expressly agreed that the books and records of the Company shall constitute prima facie evidence in respect of any record and any matter or transaction or account listed in them.

13.5.	No conduct by either of the parties shall be deemed a waiver of any rights under this Agreement and/or under any law, or as a waiver and consent on their part to some violation or failure to comply with the terms of the Agreement by the other party or granting a postponement, extension or as a modification, cancellation, or the addition of a provision of any kind, unless expressly made in writing.

13.6.	Any change, cancellation, addition or amendment to this Agreement shall be made in writing and shall be binding only after it has been signed by both parties.

13.7.	The competent court in Tel Aviv is hereby granted the sole and exclusive authority to hear any dispute arising between the parties in connection with this Agreement and/or the provision of the Services Provider’s services in accordance with this Agreement.

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14.	NOTICES AND ADDRESSES

14.1.	The addresses of the parties for the purposes of this Agreement are as set out in the preamble to this Agreement or any other address of any party that is notified in writing by it to all other parties.

14.2.	Every notice sent from one side to the other shall be sent by fax and also in writing by way of registered mail to the address listed in the preamble to this Agreement and/or delivered by hand. A notice given by mail shall be deemed received within 72 hours from the time it was sent by registered mail in Israel. A notice delivered by hand will be deemed received immediately upon delivery. For the purposes of this Section, Sabbaths and Israeli public holidays shall not be taken into account.

IN WITNESS WHEREOF THE PARTIES SIGNED:

___________________________	__________________________
The Company	Services Provider

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ANNEX A

To:

L. & S. Light & Strong Ltd.

Dear Sirs,

RE: CONFIDENTIALITY DECLARATION AND UNDERTAKING

The Undersigned confirms, declares and undertakes to you the following:

1.	I undertake to keep fully confidential and not to disclose to anyone any "Confidential Information", as defined in Section 2 below, of the Company, including the Company's trade secrets and/or any inside information, professional, commercial, financial or other knowledge related directly or indirectly to the Company and/or the Company's customers, including procedures and/or practices, costs, prices, etc., both during the period of my work with the Company and/or the provision of services by me to the Company, and thereafter, as provided in Section 4 below. Notwithstanding the foregoing, it agreed that my above undertaking shall not apply with respect to providing information to third parties if this is necessary for the discharge of my functions.

2.	To take all the usual precautions to protect the Confidential Information and to prevent its transfer to and/or receipt by any third party, to the extent that it is dependent on me;

"Confidential Information" means – all information of any kind whatsoever of the Company, including but not limited to – knowledge, or part of it, information, drawings, sketches, plans, development, discovery, invention, designs, patents, including pending patents, commercial trademarks, registered trademarks, trading names, specifications, tables, examples, markets, prices, trade and business secrets, technology, artifacts, software, hardware, source code, as well as any information that does not constitute publicly published information and/or information provided to a third party that is not part of the Company that concerns and/or relates to the Company’s field of operations, including products of the Company which it is developing and/or producing and/or that is shall develop and/or produce in the future;

Should I be required by law to provide the Confidential Information and/or any part of it, I undertake to notify immediately in writing of this, in order that the Company executives may consider appropriate legal action and/or waiver of the applicability of this Letter of Undertaking in respect of the information required;

3.	All rights, including the right to file patent applications, the right to patent, copyright and industrial or intellectual property of any kind, in respect of inventions (patentable or otherwise), advances, developments, improvements, ideas, applications, etc., that I or another employee of the Company with whom I work, shall invent, develop, conceive of or reach me otherwise, in connection with my work with the Company and/or the provision of the management services that I provide to the Company, and/or in connection with the Company’s lines of business as they are and as may be from time to time, shall be attributable to the Company’s property, and will belong to it for all intents and purposes, in a manner which will entitle it to act as an owner in respect of them.

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For the avoidance of doubt, the provisions of this section shall also apply in respect of a service invention, as defined in the Patents Law, 5727-1967, however, under no circumstances will the service invention become my property unless the Company agrees to this in advance, explicitly and in writing.

I have been made aware that I will not be entitled to royalties or other payments in respect of or in connection with the rights set forth in this subsection and/or service invention and/or in connection with commercial or other exploitation of rights and/or the said invention.

4.	My undertakings, as aforementioned in the section above, shall remain valid and bind me forever, whether I continue in my role as a director in the Company or not.

5.	I hereby undertake not to transfer or disclose, without your permission, the Confidential Information as defined above to any third party.

6.	I am aware that transfer of the information to any third party, except for the undersigned requires your permission in advance and in writing, and this according to your sole and absolute discretion with regard to the grant or refusal to grant permission to a third party, as aforesaid, and this without any obligation on you to provide any reasoning whatsoever, and that that party is required to sign in advance and in writing on a letter of undertaking, in this form, to you.

7.	I undertake to take all precautions in order to prevent the possibility that secret information will leave my possession and reach whomever has not been authorized for this in advance and in writing by you.

8.	I further undertake not to make any user of the information, whether directly and/or indirectly, except for the sole purpose for which the information is given to me, which is the provision of services as a director in the Company.

9.	I am further aware that my said undertakings and declarations are irrevocable and that a breach thereof shall constitute a fundamental breach of the Provision of Services Agreement signed between us, and shall justify the lawful and immediate termination of the Agreement and/or termination of the engagement as per the Agreement, and this without derogating from any other right available to the Company following the aforementioned breach.

In addition to the aforesaid, I, the undersigned, confirm, declare and undertake to you the following:

10.	In order to protect the commercial secrets and legitimate interests of the Company, in the course of the provision of the Services that I shall render to the Company, I hereby undertake not to engage, as an employee, or as an independent contractor, consultant or in any other way, and not to be a partner, shareholder, director or manager in a corporation or business that directly or indirectly engages in the Company’s fields of business.

11.	Moreover, I hereby undertake not to solicit, directly or indirectly, any director, officeholder, employee, supplier or customer of the Company to terminate their engagement with the Company, and also not to employ whoever is or was in the course of the preceding 12 (twelve) months, or part of them, an employee, director or officeholder of the Company, without the prior written consent of the Company’s board of directors.

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12.	I undertake not to join (as a partner, shareholder, employee, consultant, independent contractor or in any other way) any entity that competes directly with the Company or an entity that competes for a commercial opportunity that was considered or is considered by the Company in the course of my work with the Company as a Services Provider.

13.	My undertakings in the above Sections 11-13 shall remain valid in the course of my engagement with the Company, and for 12 months following the termination of my work in the Company.

14.	This Letter, and the agreements and undertakings contained in it or associated with it, shall be construed and enforced under the laws of the State of Israel.

IN WITNESS WHEREOF, I have signed:

Date:

Services Provider

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